SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: Astor Dynamic Credit Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE:     111 S. Wacker Drive, Suite 3950, Chicago Illinois 60606

TELEPHONE NUMBER:                                        312-228-5910

NAME AND ADDRESS OF AGENT FOR

SERVICE OF PROCESS:                                      THE CORPORATION TRUST COMPANY

                                                                            Corporation Trust Center, 1209 Orange St.

                                                                            Wilmington, DE 19801

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes                                                           / /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the sole Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Columbus and State of Ohio on this 2nd day of December, 2019.

Astor Dynamic Credit Fund

/s/ JoAnn M. Strasser

By: JoAnn M. Strasser

Sole Trustee

ATTEST: /s/ Brian Doyle-Wenger

Name Brian Doyle-Wenger

Title: Associate